Exhibit 3.1

Delaware The First State Page 1 6102479 8100 SR# 20240200375 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 202641346 Date: 01 - 23 - 24 I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “INSEEGO CORP.”, FILED IN THIS OFFICE ON THE TWENTY - THIRD DAY OF JANUARY, A.D. 2024, AT 8:09 O`CLOCK A.M. AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY - THIRD DAY OF JANUARY, A.D. 2024 AT 5 O'CLOCK P.M.

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INSEEGO CORP. S t a t e o f D e l a wa re S e cre t ary o f Sta t e Di v i s ion o f C orp ora ti o n s D e li v e r ed 0 8:0 9 A M 01/ 23 / 2 0 24 FIL ED 08 : 0 9 AM 0 1/ 23 /2 02 4 SR 2 0 2 4 0 2 0 03 7 5 - Fil e N umber 6102 4 7 9 Inseego Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that: 1. The amended and restated certificate of incorporation of the Corporation (the "Certificate of Incorporation") is hereby amended by amending and restating Article IV of the Certificate of Incorporation in its entirety as follows : (A) The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stocli' and "Preferred Stock . " The total number of shares which the Corporation is authorized to issue is One Hundred Fifty Two Million ( 152 , 000 , 000 ) shares each with a par value of $ 0 . 001 per share . One Hundred Fifty Million ( 150 , 000 , 000 ) shares shall be Common Stock and Two Million ( 2 , 000 , 000 ) shares shall be Preferred Stock . Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each ten (10) shares of Common Stock i s sued and outstanding immediately prior to the Effective Time s hall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "R e ver s e Sto c k Split") . No fractional shares shall be issued in connection with th e Rev e rse Stock Split . Stockholders who otherwise would be entitled to receive fractional sh a res of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation's transfer agent in lieu of such fractional share intere s ts upon the submission of a transmission letter b y a stockholder holdin g the sh a res in book - entry form and , where shares a re held in certificated form , u pon th e surrender of the stockholder's Old Certificates (as defined below) , in an amount equal to the product ob t ain e d by multiplying (a) the closing price per share o f the Common Stoc k as reported on the Nasdaq Global Select Market a s o f th e date of the Effective Time , by (b) the fr a ction of one share owned b y the sto c kholder . Each certificate that immediately prior to the Effective Time represented shares o f Common Stock ("Old C e rtifi c at es" ), s hall th e r e after r epresent that number o f shar e s o f Common Stock into which the sh a r e s of Common Stock rep r e se nt e d by the Old Certificate sh a ll have been c ombined , subject to the elimination of fraction a l share intere s t s as de s cribed above . 2. The for eg oing am e ndm e nt shall b e e ffectiv e a s of 5 : 00 p . m . East e rn Time on J a nuary 23 , 2024 .

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate oflncorporation has been duly executed by an authorized officer of the Corporation on January 22, 2024. INSEEGO CORP. Name: Kurt E. Scheuerman Title: Chief Administrative Officer, General Counsel & Secretary